AMENDED SCHEDULE A

                               with respect to the

                         INVESTMENT MANAGEMENT AGREEMENT

                                     between

                              ING VP BOND PORTFOLIO

                                       and

                              ING INVESTMENTS, LLC

Series                                       Annual Investment Management Fee
------                                       --------------------------------
                                           (as a percentage of daily net assets)

ING VP Bond Portfolio                                      0.40%